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                                                                    Exhibit 10.2


                         SUBLEASE TERMINATION AGREEMENT

     THIS SUBLEASE TERMINATION AGREEMENT (the "AGREEMENT") made this 19th day of April, 2000, with THE CENTER FOR QUALITY MANAGEMENT with a principal place of business at One Alewife Center, Cambridge, Massachusetts ("SUBLESSOR") and ALLAIRE CORPORATION, with a principal mailing address of ("SUBLESSEE").

     WHEREAS, pursuant to a lease dated January 24, 1996, (the "MASTER LEASE") between Sublessor as tenant and Robert Sorrentino and David R. Vickery, as Trustees of One Alewife Center, Sublessor leases approximately 8,854 square feet of space (the "MAIN PREMISES") in a building known as One Alewife Center, Cambridge (hereinafter called the "BUILDING");

     WHEREAS, the interest of Robert Sorrentino and David R. Vickery, as Trustees of One Alewife Center under the Lease has been assigned to New Boston Alewife Limited Partnership ("LANDLORD");

     WHEREAS, pursuant to a sublease dated January 28, 1999, (the "SUBLEASE") Sublessee subleases a portion of the Main Premises from Sublessor totaling approximately 4,020 square feet of space (the "SUBLEASED PREMISES") in the Building;

     WHEREAS, Sublessor and Sublessee now desire to terminate the Sublease prior to the normal expiration date of the term thereof, but only in accordance with the terms and conditions of this Sublease Termination Agreement.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both parties hereto, it is agreed as follows:

     1. The Sublease shall terminate on the date which is thirty (30) days from receipt of written notice from Sublessee to Sublessor and Landlord of its intention to vacate the Subleased Premises, such date to be no earlier than July 1, 2000 or later than August 15, 2000 (hereinafter referred to as the "EFFECTIVE TERMINATION DATE"), and Sublessee shall vacate the Subleased Premises and remove its goods and effects therefrom, and shall otherwise quit and surrender the Subleased Premises in a neat and clean condition and in good order, condition and repair, in the same condition as of the commencement date of the Sublease, reasonable wear and tear and damage due to casualty excepted, all as required by the Sublease.

     2. Sublessee shall remain liable for the payment of all Fixed Rent and Additional Rent and any and all sums due under the Sublease through the Effective Termination Date and shall continue to perform all other terms, conditions and covenants required to be performed by Sublessee under or on account of the Lease as amended, through and including the Effective Termination Date. Subsequent to the Effective Termination Date, Sublessee's sole and exclusive liability under or on account of the Lease as amended shall be only as expressly set forth hereinafter.



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     3.  Except as to such rights or claims as may be created or otherwise preserved by this Agreement, and except for indemnifications by Sublessee and Sublessor set forth in the Sublease including the obligation of Sublessee to pay Fixed Rent and Additional Rent through the Effective Termination Date as provided in Paragraph 2, Sublessor and Sublessee each hereby releases, remises and forever discharges the other from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, and all claims and liabilities arising out of, connected with or incidental to the Lease or the Premises to the extent same relate to events or occurrences prior to the Effective Termination Date.

     4. This Sublease Termination Agreement is expressly subject to the occurrence of, and/or strict compliance by Sublessee and Sublessor, the following conditions precedent: (a)( approval by Fleet Bank N.A., mortgagee of Landlord for the transactions contemplated hereby; (b) the full and final execution and delivery of a lease for the Subleased Premises by and between Landlord and NetGenesis Corporation as tenant; (c) the execution by Sublessee and Sublessor of this Sublease Termination Agreement; and (d) the execution by Landlord and Sublessor of an Amendment to Lease whereby Sublessor partially terminates the Master Lease as pertains to the Subleased Premises. In the event that all of the conditions precedent as herein stated have not occurred by April 21, 2000, this Agreement shall be null and void and of no force and effect and the Sublease shall continue in full force and effect and Sublessee shall not be released from any of its obligations under the Sublease thereunder. After the Effective Termination Date, provided all conditions precedent have been met, Sublessor shall return to Sublessee any security deposit being held pursuant to the terms of the Sublease.

     5. This Agreement is binding upon and shall inure to the benefit of the Sublessor and Sublessee, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors-in-interest and shareholders.

     6. All notices given hereunder shall be in writing and shall be sent by a national overnight delivery service with priority mailing, such as Federal Express, which provides proof of delivery, as follows:


                         (A)  TO SUBLESSOR:

                              The Center for Quality Management
                              One Alewife Center
                              Cambridge, Massachusetts 02140



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                        (B)  TO SUBLESSEE:

                             Allaire Corporation
                             One Alewife Center
                             Cambridge, Massachusetts 02140

                        (B) New Boston Alewife Road Limited Partnership One Longfellow Place, Suite 3612
                             Boston, Massachusetts 02114

     8. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Sublease.

     9. This Sublease Termination Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.


     IN WITNESS WHEREOF, the parties have set their hands and seals as of the date first written above.


                                        SUBLESSOR

                                        THE CENTER FOR QUALITY MANAGEMENT

                                        BY /s/ Illegible
                                          -------------------------------


                                        SUBLESSEE

                                        ALLAIRE CORPORATION

                                        BY /s/ David A. Gerth
                                          -------------------------------




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